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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of May 26th, 2006, between INNOVATE ONCOLOGY, INC., a Nevada corporation ("COMPANY"), and CHRISTOPHER NOWERS, an individual ("EXECUTIVE").

                  Company desires to employ Executive, and Executive desires to be employed, as Chief Executive Officer ("CEO") of Company, in each case, on the terms and subject to the conditions set forth in this Agreement.

                  Accordingly, each party hereto hereby agrees as follows:


                  1.       TERM OF AGREEMENT

                  The term of this Agreement will commence on the date first set forth above, or as soon thereafter as Executive commences services hereunder (Executive's "START DATE") and will continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) three years following the date hereof (the "INITIAL TERM"). At the conclusion of the Initial Term, and each successive term thereafter, this Agreement will be automatically renewed for an additional one-year term, unless either party hereto gives written notice to the other party of its intention to terminate this Agreement at least 90 days prior to the automatic renewal date.


                  2.       EMPLOYMENT

                  2.1 POSITION AND DUTIES. Executive will serve as Company's CEO, reporting directly to Company's Board of Directors (the "BOARD"), and will have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such additional powers and duties as may be prescribed from time to time by the Board, which may include services for one or more subsidiaries or affiliates of Company as well as hiring key employees. Executive will be provided with a written description of his duties as CEO, which will be incorporated into this Agreement with the understanding that such description is not intended to be exclusive, and will receive performance appraisals on or about each anniversary of this Agreement by the compensation committee of the Board. In addition, the Board, which will be newly constituted at the next annual meeting of the stockholders of the Company, will nominate Executive, as CEO of Company and therefore part of management's slate, to fill a seat on the Board and, in the meantime, will appoint Executive to fill a vacancy on the Board.

                  2.2 OTHER SERVICES. Company acknowledges that Executive may do charity work and conduct personal business as long as such activities do not materially interfere with Executive's duties hereunder.

                  3.       COMPENSATION

                  3.1 COMPENSATION. During the term of this Agreement, Company will pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive's services under this Agreement.

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                  3.2 BASE SALARY. Company will pay to Executive a base salary of $300,000 annually, payable in accordance with Company's standard payroll practices, less applicable withholding. At Company's sole discretion, Executive's base salary may be increased, but not decreased.

                  3.3 EQUITY INCENTIVE PLAN.

                  (a) Executive will be entitled to participate in any stock option, stock bonus, phantom stock right, equity pool, cash bonus or other such plans or arrangements, which may exist during the term of his employment, provided that, except as otherwise provided herein, Executive's entitlement is not inconsistent with the terms of any such plan or arrangement.

                  (b) As soon as practicable following attainment of certain milestones as set forth on Schedule 1 hereto, subject to both Board and shareholder approval, Executive, provided that he is still employed hereunder, will be granted options to purchase such number of shares of Company's common stock (expressed as a percentage of common shares (fully diluted) as are then outstanding) as is set forth opposite each such milestone on Schedule 1 at a price per share equal to the volume weighted price per share for the 30 consecutive trading days preceding the date of attainment of the related milestone.

                  (c) To the extent permissible, such options will be incentive stock options. The options will vest in three equal installments, on the first, second and third anniversary of date of grant, and will be exercisable for five years from date of grant (or, in case of earlier termination of Executive's employment with Company, for three months following the effective date of termination. Except as otherwise set forth herein, vesting of options will cease upon the termination of Executive's employment with Company.

                  3.4      FRINGE BENEFITS.

                  (a) Company will provide to Executive, at Company's cost, all perquisites to which other senior executives of Company are generally entitled and such other perquisites which are suitable to the character of the Executive's position with Company and adequate for the performance of his duties hereunder in accordance with Company's policy.

                  (b) Upon satisfaction of applicable eligibility requirements, Executive will be provided with group medical and dental insurance through Company's plans, as well as any other fringe benefit plan(s) as Company may offer from time to time to its personnel. Executive's spouse and any dependent children of Executive will also be covered under the Company's medical and dental plans at Company's cost and will be provided with disability insurance and life insurance coverage as well. In addition, Executive will be eligible to participate in Company's 401K plan. (Executive acknowledges, however, with reference to the foregoing, that no such benefit plans currently exist and that Company intends to implement them no earlier than the date which follows by two months completion of a "PIPE financing" within the meaning of Schedule 1 hereto.) To the extent legally permissible, Company will not treat amounts paid in respect of such benefits as income to Executive.

                  3.5 PAID TIME OFF. Executive will accrue, on a daily basis, a total of three workweeks of paid time off ("PTO") per year following the date of this Agreement. This PTO will be in addition to normal Company holidays, which will be determined at the discretion of Company from time to time. Any accrued but unused PTO (up to such limits as Company may establish) will be paid to Executive, on a pro rata basis, at the time that his employment is terminated.

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                  3.6 DEDUCTIONS FROM COMPENSATION. Company will deduct and
withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

                  4        REIMBURSEMENT OF CERTAIN EXPENSES

                  4.1 TRAVEL AND OTHER EXPENSES. Company will pay to or reimburse Executive for reasonable and necessary business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

                  4.2 LIABILITY INSURANCE. Company will add Executive to the coverage of Company's officers and directors' insurance and other liability insurance policies, consistent with usual and reasonable business practices, to cover Executive against insurable events related to his employment with Company.

                  4.3 INDEMNIFICATION. Promptly upon written request from Executive, Company will indemnify, defend (with counsel of its choice) and hold harmless Executive, to the fullest extent under applicable law, for all defense costs, judgments, fines, settlements, losses, costs or expenses (including attorney's fees), arising out of Executive's activities as an agent, employee, officer or director of Company, or in any other capacity on behalf of or at the request of Company. Notwithstanding the foregoing, Company may not enter into any settlement, of any kind, of any claim, which requires Executive to admit liability or responsibility or to have any order or judgment entered against Executive without Executive's consent, which will not unreasonably be withheld or delayed.

                  5        TERMINATION

                  5.1 TERMINATION WITH GOOD CAUSE; RESIGNATION WITHOUT GOOD REASON. Company may terminate Executive's employment at any time, with or without notice or Good Cause (as defined below). If Company terminates Executive's employment with Good Cause, or if Executive resigns without Good Reason (as defined below), Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Company will have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.

                  5.2 TERMINATION WITHOUT GOOD CAUSE; RESIGNATION WITH GOOD REASON. Company will have the right to terminate Executive's employment under this Agreement without Good Cause at any time, and Executive will have the right to terminate his employment with notice and Good Reason at any time. If Company terminates Executive's employment without Good Cause, or Executive resigns for Good Reason:

                            (a) Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

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                            (b) Company will pay Executive in a lump sum an
          amount equal to one year's salary (at the rate in effect at the time of termination);

                            (c) all of Executive's unvested stock options will vest immediately, and remain exercisable for a period of two years thereafter; and

                            (d) in addition to any rights under COBRA, medical and dental benefits under the Company's plan will continue for a period of one year from the date of termination, provided that coverage will terminate sooner if Executive becomes covered under another employer's medical plan.

To be eligible for the compensation provided for in clauses (b), (c) and (d) above, Executive must execute a full and complete a mutual release of any and all claims in the standard form then used by Company (a "RELEASE"). Company will have no further obligations to Executive under this Agreement or any other agreement.

                  5.3 GOOD CAUSE. For purposes of this Agreement, a termination will be for "GOOD CAUSE" if Executive should:

                            (a) commit an act of fraud, moral turpitude or embezzlement in connection with his duties;

                            (b) violate a material provision of Company's written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation;

                            (c) violate a material provision of the
          Confidentiality Agreement executed by Executive and referenced in
          Section 7 hereof;

                            (d) fail or refuse to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

                            (e) be convicted of, or enter a plea of guilty or no contest to, a felony or a misdemeanor involving fraud or moral turpitude under state or federal law.

                  5.4 GOOD REASON. For purposes of this Agreement, a resignation will be with "GOOD REASON" following:

                            (a) assignment to Executive of duties materially inconsistent with Executive's status as CEO of an emerging company, removal of Executive as CEO, material adverse change in the reporting relationship set forth in Section 2.1 hereof or a substantial reduction in the nature or status of Executive's responsibilities as CEO; or

                            (b) material breach of this Agreement by Company, including, but not limited to, Company's failure to timely pay to Executive any amount due under Section 3.2 hereof which continues after written notice and reasonable opportunity to cure.

                  5.5 EFFECTS OF CHANGE IN CONTROL. Immediately upon a Change in Control all of Executive's unvested options will vest immediately, and remain exercisable for a period of three years thereafter. Further if Executive is terminated without Good Cause or resigns for Good Reason during the first six months following a Change in Control, Executive will be entitled to receive a lump sum in an amount equal to his salary (at the rate in effect at the time of


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termination) for (x) one year, or (y) the remainder of the Initial or then current renewal term of this Agreement (if six months or more but less than one year), whichever is less. In addition, medical and dental benefits under the Company's plan will continue for a period of one year from the date of termination, provided that coverage will terminate sooner if Executive becomes covered under another employer's plan. To be eligible for the compensation provided for in this Section, Executive must execute a Release. Company will have no further obligations to Executive under this Agreement.

                  5.6 CHANGE IN CONTROL. For purposes of this Agreement, a "CHANGE IN CONTROL" means:

                            (a) the acquisition of Company by another entity by means of a transaction or series of related transactions (including, but not limited to, any reorganization, merger, stock purchase or consolidation); or

                            (b) the sale, transfer or other disposition of all or substantially all of Company's assets to an unaffiliated third party.

Notwithstanding the foregoing, a transaction will not constitute a Change in
Control:

                            (i) if the sole purpose of the transaction is to change the state of the Company's incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;

                            (ii) if Company's stockholders as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as consideration for Company's capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity's outstanding securities;

                            (iii) if in an underwritten public offering of Company's common stock, Company's stockholders as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Company's outstanding voting securities;

                            (iv) if in a private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, such securities are sold and issued for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than 50% of the outstanding capital stock of Company, have the right to vote more than 50% of the outstanding voting stock of Company, or have the right to elect a majority of the Board; or

                            (v) if Executive is a member of a group that acquires control of Company in an event that would otherwise be a Change in Control.

                  5.7 DEATH OR DISABILITY. To the extent consistent with applicable law, Executive's salary will terminate on his death or Disability. "DISABILITY" means any health condition, physical or mental, or other cause beyond Executive's control, that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 90 consecutive days within any 365-day period. In the event of termination due to death or Disability, Company will pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination and continue to provide insurance and other fringe


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benefits to Executive and Executive's spouse and dependent children for a period of one year from Executive's termination date, and 100% of the options set to vest in the year that death or disability occurs will vest and Executive (or his legal representative) will have until the end of the option term to exercise all options. Company will have no further obligations to Executive (or his legal representative) under this Agreement, except for any other vested rights under employee benefit plans and programs and the right to receive reimbursement for business expenses.

                  5.8 RETURN OF Company PROPERTY. Within ten days after the effective date of termination of Executive's employment with Company, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company, including, but not limited to, proprietary or licensed computer programs, customer lists and customer data, and copies or duplicates thereof in Executive's possession or under Executive's control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the termination date.

                  6        DUTY OF LOYALTY

                   During the term of this Agreement, Executive will not, without the prior written consent of Company, engage in any activity directly competitive with the business or welfare of Company, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent of the capital stock of any other corporation.

                  7.       CONFIDENTIAL INFORMATION

                  7.1 TRADE SECRETS OF Company. Executive, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Company and which are regularly used in the operation of its business. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property Company.

                  7.2 CONFIDENTIAL DATA OF CUSTOMERS OF Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of its and their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement (except as required in the course of Executive's employment by Company) or at any time thereafter.

                  7.3 INTELLECTUAL PROPERTIES. Executive will sign the Company's Employee Innovation, Proprietary Information and Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") prior to or on his start date.

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                  7.4 INJUNCTIVE RELIEF. Executive acknowledges that the
services to be rendered under this Agreement and the items described in this
Section 7 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Company in money damages for a breach of this Agreement. Accordingly, Executive agrees and consents that if he violates any of the provisions of this Agreement, Company, in addition to any other rights and remedies available under this Agreement or otherwise, will be entitled to temporary and permanent injunctive relief.

                  7.5 CONTINUING EFFECT. The provisions of this Section 7 will remain in effect after the effective date of termination of Executive's employment with Company.

                  8        OTHER PROVISIONS

                  8.1 CURE PERIOD. In the event that Executive or Company breaches this Agreement, the breaching party will have 15 business days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach. No breach of the Agreement will be actionable if the breaching party is able to cure the breach within the aforementioned cure period.

                  8.2 COMPLIANCE WITH OTHER AGREEMENTS. Executive represents and warrants to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

                  8.3 COUNSEL. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from Company or its attorneys with respect to the taxability of any consideration received under this Agreement.

                  8.4 NON-DELEGABLE DUTIES. This Agreement is a contract for Executive's personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.

                  8.5 GOVERNING LAW. The validity, construction and performance of this Agreement will be governed by the internal laws of the State of California. The federal and state courts located in Los Angeles, California, will have exclusive jurisdiction over any action to compel performance in accordance with this Agreement, the Confidentiality Agreement or the Dispute Resolution Agreement (as defined below) or to enforce any award in any arbitration.

                  8.6 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

                  8.7 BINDING EFFECT. The provisions of this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  8.8 NOTICE. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

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                            (a) if to Company, to the principal office of
          Company in the State of California, marked "Attention: Chairman of the Board"; or

                            (b) if to Executive, to the most recent address for Executive appearing in Company's records.

                  8.9 DISPUTE RESOLUTION. Executive will enter into with Company a Dispute Resolution Agreement (the "DISPUTE RESOLUTION AGREEMENT") prior to or on his start date. Any disputes, controversies or claims arising out of or relating to this Agreement will be resolved by mediation or, failing which, binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with JAMS's rules and procedures and the Dispute Resolution Agreement.

                  8.10 ATTORNEYS' FEES. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement will, except as otherwise provided in the Dispute Resolution Agreement, be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees.

                  8.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                  8.12 AMENDMENT AND WAIVER. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties hereto. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

                  8.13 ENTIRE AGREEMENT. This Agreement, including Schedule I hereto, the Confidentiality Agreement, the Dispute Resolution Agreement and all stock option agreements entered into with Executive during his employment with Company, are the only agreements and understandings between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

                  8.14 AUTHORITY. Company represents and warrants that the individual executing this Agreement on its behalf has been duly authorized so to do and that this Agreement is a valid and enforceable agreement of Company.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.



                                                 INNOVATE ONCOLOGY, INC.


/s/ Christopher Nowers                           /s/ Richard Opara, M.D.
----------------------------                     ----------------------------
Christopher Nowers                               Richard Opara, M.D.
                                                 Chairman of the Board





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                                                                                         SCHEDULE 1

                                   GRANTING OF STOCK OPTIONS



                                                                     Percentage of Outstanding
                           Milestone                                       to be Granted
----------------------------------------------------------------     -------------------------

Execution by both parties thereto of Agreement                                  1%


Completion of a PIPE (private investment in public equity)
offering of at least $7 million                                                1.5%


Company's share price closes, on average, for 30 consecutive
trading days at $3.00 or higher                                                 1%


First to occur of: (x) Company's share price closing, on average, for
30 consecutive trading days at $5.00 or higher; or (y) second
anniversary of start date; PROVIDED that there has occurred by then:           2.5%

o        Announcement of German Phase II trial results for RP101;
o        Successful application for US IND for RP101
o        Initiation of US/European Phase II trial for RP101;
o Completion of FDA meeting to discuss potential endpoints of the first randomized study for RP101;
o        Presentation to at least four investor conferences each year; AND
o        Hiring of key personnel according to Board agreed plan

In addition to clause (x) above, Company's share price closes, on
average, for 30 consecutive trading days at $5.00 or higher                     1%



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